EXHIBIT 99.1

December 20, 2006

Mr. Mark Leonard
President
Constellation Software, Inc.
20 Adelaide Street East
Suite 1200
Toronto, Ontario, Canada M5C 2T6

RE:	Response to Constellation's Unsolicited Offer

Dear Mr. Leonard:

I have received your unsolicited letter dated December 14, 2006 in which you propose the acquisition of Manatron, Inc. ("Manatron") by Constellation Software, Inc. ("Constellation"). I have shared your letter with our Board of Directors.

After discussion, our Board of Directors has unanimously concluded that it would not be in the best interests of the Company, our shareholders or other stakeholders to pursue a transaction with Constellation under the current circumstances. On April 26, 2006, Manatron initiated and disclosed a significant cost restructuring. Workforce reduction and related costs were recorded in the last quarter of fiscal 2006, which ended April 30, 2006. There have been only two fiscal quarters since our restructuring, and we intend to build on the reported progress.

Manatron is not for sale and intends to implement its corporate strategy, objectives and business plan, which the Board believes is the best way to increase shareholder value going forward.

Very truly yours,

/s/ Paul R. Sylvester

Paul R. Sylvester
Chief Executive Officer & Co-Chairman

510 East Milham Avenue, Portage, MI 49002 • 866.471.2900 • fax 269.567.2930 • www.manatron.com